                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          MICROTEL INTERNATIONAL, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)   Title of each class of securities to which transaction applies:
           _____________________________________________________________________

     (2)   Aggregate number of securities to which transaction applies:
           _____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           _____________________________________________________________________

     (4)   Proposed maximum aggregate value of transaction:
           _____________________________________________________________________

     (5)   Total fee paid:
           _____________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:
           _____________________________________________________________________

     (2)   Form, Schedule or Registration Statement No.:
           _____________________________________________________________________

     (3)   Filing Party:
           _____________________________________________________________________

     (4)   Date Filed:
           _____________________________________________________________________

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                           RANCHO CUCAMONGA, CA 91730

                                  July 24, 2002

Dear Stockholders:

         You are cordially invited to attend the MicroTel International, Inc. 2002 annual meeting of stockholders that will be held on August 23, 2002 at 11:00 a.m., local time, at the headquarters of the company located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730. All holders of our outstanding common stock as of the close of business on July 17, 2002 are entitled to vote at the 2002 annual meeting.

         Enclosed are a copy of the notice of annual meeting of stockholders, a proxy statement and a proxy card. A current report on the business operations of MicroTel International, Inc. will be presented at the meeting, and stockholders will have an opportunity to ask questions.

         We hope you will be able to attend the 2002 annual meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the 2002 annual meeting.

                                                     Sincerely,

                                                     /s/ Robert B. Runyon

                                                     Robert B. Runyon,
                                                     Secretary

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON AUGUST 23, 2002
                             ----------------------

         NOTICE IS HEREBY GIVEN that the 2002 annual meeting of stockholders of MicroTel International, Inc., a Delaware corporation, will be held at our headquarters located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California, on August 23, 2002 at 11:00 a.m., local time, for the following purposes:

         1. To elect two Class III directors to our board of directors to serve a three-year term; and

         2. To transact such other business as may properly come before the 2002 annual meeting or any adjournment or adjournments thereof.

         Our board of directors has fixed the close of business on July 17, 2002 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. Only holders of our common stock at the close of business on the record date are entitled to vote at the meeting. Stockholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

                                             By Order of the Board of Directors,

                                             /s/ Robert B. Runyon

                                             Robert B. Runyon, Secretary

Rancho Cucamonga, California
July 24, 2002

                             YOUR VOTE IS IMPORTANT

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Returning a signed proxy card will help us secure a quorum and avoid the expense of additional proxy solicitation. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached proxy statement.

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                               ------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 23, 2002
                               ------------------

                                VOTING AND PROXY

         We are furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the 2002 annual meeting of stockholders to be held at 11:00 a.m. local time on August 23, 2002, at our offices at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730, and at any and all adjournments of the meeting. This proxy statement and the accompanying notice of annual meeting and proxy card are first being mailed to stockholders on or about July 31, 2002.

         Our annual report to stockholders is being mailed to stockholders concurrently with this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication through which any solicitation of proxies is made. A proxy card is enclosed for your use. The shares represented by each properly executed unrevoked proxy card will be voted as directed by the stockholder with respect to the matters described in the proxy card. If no direction is made, the shares represented by each properly executed proxy card will be voted "for" each of the proposals listed on the proxy card. Any proxy given may be revoked at any time prior to its exercise by filing with our secretary an instrument revoking the proxy or by filing a duly executed proxy card bearing a later date. Any stockholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if he or she so desires. However, a stockholder who holds shares through a broker or other nominee must bring a legal proxy to the meeting if that stockholder desires to vote at the meeting.

         At the close of business on July 17, 2002, the record date for determining the stockholders entitled to notice of and to vote at the 2002 annual meeting, we had issued and outstanding 21,513,366 shares of common stock. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting or at any adjournments of the meeting.

         Each share of our common stock issued and outstanding on the record date entitles the holder of that share to one vote at the 2002 annual meeting for all matters to be voted on at the meeting. The holders of a majority of our shares of common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for purposes of voting on the proposals.

         Directors are elected by a plurality. Therefore, for proposal 1 (the election of two Class III directors to our board of directors), the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on proposal 1.

         Votes cast at the meeting will be tabulated by the person or persons appointed by us to act as inspectors of election for the meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy card as present at the meeting for purposes of determining a quorum, without regard to whether the proxy card is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat as present for purposes of determining a quorum, shares of voting stock represented by "broker non-votes," that is, shares held in record name by brokers or nominees that are represented at the meeting but with respect to which the broker or nominee is not entitled to vote on a particular proposal.

         We will pay the expenses of soliciting proxies for the 2002 annual meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail or by telephone, or by our directors, officers and regular employees who will not be additionally compensated. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option to do so if it appears that a quorum otherwise might not be obtained. The matters to be considered and acted upon at the 2002 annual meeting are referred to in the preceding notice and are discussed below more fully.

                  INFORMATION ABOUT OUR BOARD OF DIRECTORS AND
                             COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

         Our business, property and affairs are managed under the direction of our board. Directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our board and its committees.

         Our bylaws provide that our board of directors shall consist of at least four directors. Our board is divided into three classes of directors:
Class I, Class II and Class III. The term of office of each class of directors is three years, with one class expiring each year at our annual meeting of stockholders. We currently have three directors on our board, with one vacancy. Our current board consists of one Class II director whose term expires at our 2004 annual meeting and two Class III directors whose terms expire at our 2002 annual meeting.

         During 2001, our board held a total of two meetings and took action by unanimous written consent on twelve occasions. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by all committees of the board on which he served.

BOARD COMMITTEES

         Our board has an audit committee, an executive compensation and management development committee and a nominating committee.

         The audit committee held one meeting during 2001. The audit committee, which is not governed by an audit committee charter, is responsible for, among other things, considering and recommending to our board the appointment of our independent auditors, examining the results of audits and quarterly reviews, reviewing with the auditors the plan and scope of the audit and audit fees, reviewing internal accounting controls, meeting periodically with our independent auditors and monitoring financial aspects of our operations. Since June 26, 1999, this committee has been composed of Laurence P. Finnegan, Jr., who is "independent" as defined in the listing standards of the National Association of Securities Dealers.

         The executive compensation and management development committee, which we also refer to as our compensation committee, held three meetings and took action by written consent on five occasions during 2001. The compensation committee is responsible for reviewing and approving base salaries, bonuses and incentive awards for all executive officers, reviewing and establishing the base salary, bonuses and incentive awards for our chief executive officer, and reviewing, approving and recommending to the board of directors the content, terms and conditions of all employee compensation and benefit plans, or changes to those plans. Since June 26, 1999, this committee has been composed of Robert
B. Runyon and Laurence Finnegan.

         The nominating committee selects nominees for our board. Since 2000, the nominating committee has been composed solely of Robert B. Runyon. The nominating committee did not meet during 2001. The nominating committee will consider nominees recommended by stockholders. The name of such nominees should be forwarded to Mr. Runyon at our offices so that he may submit them to the nominating committee for its consideration.

COMPENSATION OF DIRECTORS

         Since January 1, 2001, each non-employee director has been entitled to receive $12,000 per year as compensation for their services. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We may periodically award options or warrants to our directors under our option and incentive plans.

         Mr. Runyon acts as a consultant to MicroTel in the areas of strategy development, business and organization planning, human resources recruiting and development and administrative systems. For 2001, Mr. Runyon became entitled to receive $28,574 in consulting fees and reimbursement of expenses. During 2001, we paid premiums of $3,656 for Mr. Runyon's health insurance.

         On February 1, 2001, Mr. Oliva received an option to purchase 100,000 shares of common stock at $0.50 per share under our 1997 Stock Incentive Plan, which option vested in two equal semi-annual installments on July 31, 2001 and January 31, 2002 and expires on January 31, 2011.

               DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

         The names, ages and positions held by our directors, director nominees and executive officers as of July 24, 2002 and their business experience are as follows:

        NAME                               AGE                  TITLES
        ----                               ---                  ------
Carmine T. Oliva .......................   59             Chairman of the Board, President, Chief
                                                             Executive Officer, Director and Director Nominee

Graham Jefferies........................   45             Executive Vice President and Chief Operating
                                                             Officer of our Telecommunications Group and
                                                             Managing Director of various subsidiaries

Randolph D. Foote.......................   53             Senior Vice President, Chief Financial Officer
                                                             and Assistant Secretary

Robert B. Runyon (1)(2).................   76             Secretary, Director and Director Nominee

Laurence P. Finnegan, Jr. (1)(3)........   65             Director
-----------

(1)   Member of the executive compensation and management development committee.
(2)   Member of the nominating committee.
(3)   Member of the audit committee.

         CARMINE T. OLIVA has been Chairman of the Board, President and Chief Executive Officer and a Class III director of MicroTel since March 26, 1997 and of our subsidiary, XET Corporation, since he founded XET Corporation in 1983. Mr. Oliva has been Chairman of the Board of XCEL Corporation Ltd since 1985, and Chairman and Chief Executive Officer of CXR Telcom Corporation since March 1997. From January 1999 to January 2000, Mr. Oliva served as a director of Digital Transmission Systems Inc. (DTSX), a publicly held company based in Norcross, Georgia. From 1980 to 1983, Mr. Oliva was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to holding that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War. Mr. Oliva earned a B.A. degree in Social Studies/Business from Seton Hall University in 1964 and an M.B.A. degree in Business in 1966 from The Ohio State University.

         GRAHAM JEFFERIES was appointed Executive Vice President and Chief Operating Officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies served as Executive Vice President of MicroTel from April 1999 through October 1999. Mr. Jefferies has served as a director of CXR, S.A. since March 1997, as Managing Director of Belix Power Conversions Ltd. since our acquisition of Belix Power Conversions Ltd. in April 2000, as Managing Director of XCEL Power Systems, Ltd. since September 1996 and as Managing Director of XCEL Corporation. Ltd. since March 1992. Prior to joining us in 1992, he was Sales and Marketing Director of Jasmin Electronics PLC, a major United Kingdom software and systems provider, from 1987 to 1992. Mr. Jefferies held a variety of project management positions at GEC Marconi from 1978 to 1987. Mr. Jefferies earned a B.S. degree in Engineering from Leicester University, and has experience in mergers and acquisitions. Mr. Jefferies is a citizen and resident of the United Kingdom.

         RANDOLPH D. FOOTE was appointed as our Senior Vice President and Chief Financial Officer on October 4, 1999 and as our Assistant Secretary on February 12, 2001. Mr. Foote has been Vice President and Chief Financial Officer of CXR Telcom Corporation and XET Corporation since March 2000 and has been Chief Financial Officer of CXR Anderson Jacobson Inc., a California corporation that is a subsidiary of CXR, S.A., since February 2000. Mr. Foote was the Corporate Controller of Unit Instruments, Inc., a publicly traded semiconductor equipment manufacturer, from October 1995 to May 1999. From March 1985 to October 1995, Mr. Foote was the Director of Tax and Financial Reporting at Optical Radiation Corporation, a publicly traded company that designed and manufactured products using advanced optical technology. Prior to 1985, Mr. Foote held positions with Western Gear Corporation and Bucyrus Erie Company, which were both publicly traded companies. Mr. Foote earned a B.S. degree in Business Management from California State Polytechnic University, Pomona and an M.B.A. degree in Tax/Business from Golden Gate University.

         ROBERT B. RUNYON has served as a Class III director since March 26, 1997 and was appointed as our Secretary on that date. He has been the owner and principal of Runyon and Associates, a human resources and business advisory firm, since December 1987. Prior to our merger with XET Corporation, Mr. Runyon served XET Corporation both as a director since August 1983 and as a consultant in the areas of strategy development and business planning, organization, human resources and administrative systems. He also has consulted for companies in environmental products, power supplies and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation, including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil, including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Executive Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980. Mr. Runyon earned a B.S. degree in Economics/Industrial Management from University of Pennsylvania.

         LAURENCE P. FINNEGAN, JR. has served as a Class II director since March 26, 1997. In addition to being a director of XET Corporation from 1985 to March 1997, Mr. Finnegan was XET Corporation's Chief Financial Officer from 1994 to 1997. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer, Executive Vice President and Chief Operating Officer, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since August 1995, he has been a principal of GwynnAllen Partners, Bethlehem, Pennsylvania, an executive management consulting firm. Since December 1996, Mr. Finnegan has been a director and the President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania. From September 1997 to January 2001, Mr. Finnegan served as Vice President Finance and Chief Financial Officer of QuestOne Decision Sciences, an efficiency consulting firm based in Pennsylvania. Since August 2001, Mr. Finnegan has served as a director and the Vice President and Chief Financial Officer of VerdaSee Solutions, Inc., a consulting and software company based in Pennsylvania. Mr. Finnegan earned a B.S. degree in Accounting from St. Joseph's University.

         Our bylaws provide that the board of directors shall consist of at least four directors. The board of directors is divided into three classes. The term of office of each class of directors is three years, with one class expiring each year at the annual meeting of stockholders. There are currently three directors, one of which is a Class II director whose term expires in 2004, and two of which are Class III directors whose term expires in 2002. Officers are appointed by, and serve at the discretion of, our board of directors.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

         The following table provides information concerning the annual and long-term compensation for the years ended December 31, 2001, 2000 and 1999 earned for services in all capacities as an employee by our Chief Executive Officer and each of our other executive officers who received an annual salary and bonus of more than $100,000 for services rendered to us during 2001:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARD
                                                                                      -----
                                                     ANNUAL COMPENSATION           SECURITIES
                                                     -------------------            UNDERLYING         ALL OTHER
        NAME AND PRINCIPAL POSITION      YEAR       SALARY          BONUS            OPTIONS         COMPENSATION
        ---------------------------      ----       ------          -----            -------         ------------
    Carmine T. Oliva..................   2001       $250,010        $40,000           100,000          $4,821 (1)
      President and Chief Executive      2000       $207,395        $80,000             --             $4,821 (1)
      Officer                            1999       $198,872             --             --             $4,821 (1)

    Graham Jefferies..................   2001       $142,639        $20,000             --             $7,697 (3)
      Executive Vice President and       2000       $128,775        $35,000             --             $6,869 (3)
      Chief Operating Officer of         1999       $114,192             --           60,000           $5,116 (3)
      Telecommunications Group (2)

    Randolph D. Foote.................   2001       $130,005        $15,000             --                --
      Senior Vice President,             2000       $103,754        $20,000             --                --
      Chief Financial Officer (4)        1999      $  23,267             --           50,000              --
---------------

(1) Represents the dollar value of insurance premiums we paid with respect to term life insurance for the benefit of Mr. Oliva's spouse.
(2) Mr. Jefferies was appointed Executive Vice President and Chief Operating Officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds. The compensation amounts listed for Mr. Jefferies are shown in United States dollars, converted from British pounds using the average conversion rates in effect during the time periods of compensation.
(3)  Represents contributions to Mr. Jefferies' retirement plan.
(4) Randolph D. Foote was appointed Senior Vice President and Chief Financial Officer on October 4, 1999 and Assistant Secretary on February 21, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information regarding options granted in the year ended December 31, 2001 to the executive officers named in the summary compensation table. We did not grant any stock appreciation rights in the year ended December 31, 2001. This information includes hypothetical potential gains from stock options granted in 2001. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of our common stock price over the ten-year life of the stock options granted in 2001. These assumed rates of growth were selected by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon market conditions and our future performance and prospects.

                                                                                                      POTENTIAL
                                                                                                   REALIZABLE VALUE
                                                                                                   AT ASSUMED RATES
                                      NUMBER OF     PERCENTAGE OF                                   OF STOCK PRICE
                                      SECURITIES    TOTAL OPTIONS                                  APPRECIATION FOR
                                      UNDERLYING     GRANTED TO       EXERCISE                      OPTION TERM (3)
                            GRANT      OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION    -------------------
     NAMED OFFICER          DATE      GRANTED (1)  FISCAL YEAR (2)   PER SHARE        DATE          5%         10%
     -------------          ----     ------------  ---------------   ---------    ------------     ----      -----
Carmine T. Oliva......    02/01/01     100,000          29.0%          $0.50        01/31/11      $28,495    $72,212
Randolph D. Foote.....       --          --              --             --             --           --            --
Graham Jefferies......       --          --              --             --             --           --            --
-------------------------

(1) Options vested in two equal semi-annual installments on July 31, 2001 and January 31, 2002.
(2) Based on options to purchase 345,000 shares granted to our employees during the year ended December 31, 2001.
(3)  Calculated using the potential realizable value of each grant.

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table provides information regarding the value of unexercised options held by the named executive officers as of December 31, 2001. None of the named executives acquired shares through the exercise of options during 2001.

                                      NUMBER OF
                                SECURITIES UNDERLYING                 VALUE ($) OF UNEXERCISED
                                UNEXERCISED OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                  DECEMBER 31, 2001                    DECEMBER 31, 2001 (1)
                                  -----------------                    ---------------------
    NAME                 UNEXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
    ----                 -------------       -------------       -----------      -------------
Carmine T. Oliva.....       180,633              50,000              --                 --
Randolph D. Foote....        50,000               --                5,500               --
Graham Jefferies.....       126,287               --                6,600               --
--------------

(1) Based on the last reported sale price of our common stock of $0.31 on December 31, 2001 (the last trading day during 2001) as reported on the OTC Bulletin Board(R), less the exercise price of the options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

CARMINE T. OLIVA

         Under an employment agreement dated January 1, 1996, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XET Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XET Corporation's salary abatement program then in effect. On May 6, 1997, our board of directors voted to assume the obligations of XET Corporation under this agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of MicroTel on March 26, 1997.

         On October 15, 1997, we entered into a replacement agreement with Mr. Oliva on substantially the same terms and conditions as the prior agreement. The replacement agreement was subject to automatic renewal for three successive two-year terms beginning on October 15, 2002, unless, during the required notice periods (which run from August 15 to October 15 of the year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provided that Mr. Oliva's salary was to continue at the abated amount of $198,865 per annum until we reported two consecutive profitable quarters during the term of the agreement or any renewals thereof, at which time his salary was to increase to its pre-abatement level of $250,000 per annum. Based on our unaudited quarterly financial statements, this increase to $250,000 occurred effective as of November 1, 2000.

         As of January 1, 2001, we entered into a new employment agreement with Mr. Oliva. The agreement is subject to automatic renewal for consecutive two-year terms beginning on January 1, 2006, unless, during the required notice periods (which run from September 1 to November 1 of the second year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provides for a base salary of $250,000 per year and states that Mr. Oliva is eligible to receive merit or promotional increases and to participate in other benefit and incentive programs we may offer.

         If the board of directors makes a substantial addition to or reduction of Mr. Oliva's duties, Mr. Oliva may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Oliva the value of three years of his annual salary or the value of his annual salary that would have been due through January 1, 2006, whichever is greater.

         If we terminate Mr. Oliva for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Oliva without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. If the termination without cause occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary for three years following the termination or until December 31, 2005, whichever is the longer period. If the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the expiration of the particular renewal period or for two years, whichever is the longer period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Oliva is terminated without cause within two years following a change of control, then:

         o if the termination occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary and all other amounts payable under the agreement for three years following the termination or until December 31, 2005, whichever is the longer period, which amounts shall be payable at his election in a lump sum within 30 days after the termination or in installments;

         o if the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the period ending two years after the expiration of the particular renewal period, and to be paid all other amounts payable under the agreement;

         o Mr. Oliva will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Oliva will be entitled to receive any executive bonus awarded but not yet paid;

         o Mr. Oliva will be entitled to receive a gross-up of all compensatory payments listed above so that he receives those payments substantially free of federal and state income taxes; and

         o Mr. Oliva will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial term or renewal term in which the termination occurred and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Oliva dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Oliva will continue to be payable to Mr. Oliva's designee or legal representatives for two years following his death. If Mr. Oliva is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Oliva following the 180th day of disability. However, we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Oliva for two years following the effective date of the termination.

         If the agreement is terminated for any reason, and unless otherwise agreed to by Mr. Oliva and us, then in addition to any other severance payments to which Mr. Oliva is entitled, we must continue to pay Mr. Oliva's annual salary until:

         o all obligations incurred by Mr. Oliva on our behalf, including any lease obligations signed by Mr. Oliva related to the performance of his duties under the agreement, have been voided or fully assumed by us or our successor;

         o all loan collateral pledged by Mr. Oliva has been returned to Mr. Oliva; and

         o all personal guarantees given by Mr. Oliva or his family on our behalf are voided.

         The agreement provides that we will furnish a life insurance policy on Mr. Oliva's life, in the amount of $1 million, payable to Mr. Oliva's estate in the event of his death during the term of the agreement and any renewals of the agreement. This benefit is in return for, and is intended to protect Mr. Oliva's estate from financial loss arising from any and all personal guarantees that Mr. Oliva provided in favor of us, as required by various corporate lenders. This benefit is also intended to enable Mr. Oliva's estate to exercise all of Mr. Oliva's warrants and options to purchase shares of our common stock.

         The agreement contains non-competition provisions that prohibit Mr. Oliva from engaging or participating in a competitive business or soliciting our customers or employees during the initial term and any renewal terms and for two years afterward if termination is for cause or for one year afterward if termination is without cause or following a change of control. The agreement also contains provisions that restrict disclosure by Mr. Oliva of our confidential information and assign ownership to us of inventions created by Mr. Oliva in connection with his employment.

RANDOLPH D. FOOTE

         On July 2, 2001, we entered into an employment agreement with Randolph
D. Foote at an initial annual salary of $130,000. The agreement is subject to automatic renewal for two successive one-year terms beginning on July 2, 2004, unless, during the required notice periods (which run from May 2 to July 2 of the year preceding the year in which the renewal period is to begin), either party gives written notice of its desire not to renew. Mr. Foote is to act as Senior Vice President and Chief Financial Officer and is to perform additional services as may be approved by our board of directors.

         If the board of directors makes a substantial addition to or reduction of Mr. Foote's duties, Mr. Foote may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Foote the value of one year of his annual salary or the value of his salary through July 1, 2004, whichever is greater, within 30 days after the effective date of the resignation.

         If we terminate Mr. Foote for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Foote without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. Mr. Foote will be entitled to be paid his annual salary for one year following termination or through July 2, 2004, whichever is longer, if termination occurs during the initial term, or otherwise to be paid his annual salary through the expiration of the current renewal period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Foote is terminated without cause within two years following a change of control, then:

         o Mr. Foote will be entitled to be paid in installments or, at his election in a lump sum within 30 days after termination, his annual salary and other amounts payable under the agreement for 1-1/2 years following termination or until July 2, 2004, whichever is longer, if termination occurs during the initial term, or otherwise to be paid through the expiration of the current renewal period plus one additional year;

         o Mr. Foote will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Foote will be entitled to receive any executive bonus awarded to him but not yet paid; and

         o Mr. Foote will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial or current renewal term and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Foote dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Foote will continue to be payable to Mr. Foote's designee or legal representatives for one year following his death. If Mr. Foote is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Foote following the 180th day of disability. However, we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Foote for one year following the effective date of the termination.

         The agreement contains non-competition provisions that prohibit Mr. Foote from engaging or participating in a competitive business or soliciting our customers or employees during the initial term and any renewal terms and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Foote of our confidential information and assign ownership to us of inventions created by Mr. Foote in connection with his employment.

GRAHAM JEFFERIES

         On July 2, 2001, we entered into an employment agreement with Graham Jefferies at an initial annual salary of 100,000 British pounds (approximately $141,000 at the then current exchange rates). The agreement is subject to automatic renewal for two successive one-year terms beginning on July 2, 2004, unless, during the required notice periods (which run from May 2 to July 2 of the year preceding the year in which the renewal period is to begin), either party gives written notice of its desire not to renew. Mr. Jefferies is to act as Managing Director of XCEL Corporation, Ltd. and as Executive Vice President and Chief Operating Officer of our Telecom Group and is to perform additional services as may be approved by our board of directors. This agreement replaces a substantially similar agreement that had been effective since May 1, 1998.

         If the board of directors makes a substantial addition to or reduction of Mr. Jefferies' duties, Mr. Jefferies may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Jefferies the value of one year of his annual salary or the value of his salary through July 1, 2004, whichever is greater, within 30 days after the effective date of the resignation.

         If we terminate Mr. Jefferies for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Jefferies without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. Mr. Jefferies will be entitled to be paid his annual salary for one year following termination or through July 2, 2004, whichever is longer, if termination occurs during the initial term, or otherwise to be paid his annual salary through the expiration of the current renewal period plus one additional year, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Jefferies is terminated without cause within two years following a change of control, then:

         o Mr. Jefferies will be entitled to be paid in installments or, at his election in a lump sum within 30 days after termination, his annual salary and other amounts payable under the agreement for 1-1/2 years following termination or until July 2, 2004, whichever is longer, if termination occurs during the initial term, or otherwise to be paid through the expiration of the current renewal period plus one additional year;

         o Mr. Jefferies will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Jefferies will be entitled to receive any executive bonus awarded but not yet paid; and

         o Mr. Jefferies will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial or current renewal term and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Jefferies dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Jefferies will continue to be payable to Mr. Jefferies' designee or legal representatives for one year following his death. If Mr. Jefferies is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Jefferies following the 180th day of disability. However, we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Jefferies for one year following the effective date of the termination.

         The agreement contains non-competition provisions that prohibit Mr. Jefferies from engaging or participating in a competitive business or soliciting our customers or employees during the initial term and any renewal terms and for two years afterward if termination is for cause or for one year afterward if termination is without cause or following a change of control. The agreement also contains provisions that restrict disclosure by Mr. Jefferies of our confidential information and assign ownership to us of inventions created by Mr. Jefferies in connection with his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of our board has a relationship that constitutes an interlocking relationship with executive officers and directors of another entity.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report is provided by the executive compensation and management development committee, which is also known as the compensation committee, of MicroTel's board of directors to assist stockholders in understanding MicroTel's objectives, policies and procedures in establishing its executive compensation structure and system. The compensation committee is responsible for reviewing and approving base salaries, bonuses and incentive awards for all executive officers, reviewing and establishing the base salary, bonuses and incentive awards for the chief executive officer, and reviewing, approving and recommending to the board of directors the content, terms and conditions of all employee compensation and benefit plans, or changes to those plans.

         The compensation philosophy and policy of MicroTel is based upon four central objectives:

         o To provide an executive compensation structure and system that is both competitive in the outside industrial marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions.

         o To attract, retain and motivate qualified executives within this structure, and reward them for outstanding performance-to-objectives and business results through financial and other appropriate management incentives.

         o To align MicroTel's financial results and the compensation paid to our executive officers with the enhancement of stockholder value.

         o To structure MicroTel's compensation policy so that executive officers' compensation is dependent, in one part, on the achievement of its current year business plan objectives, and in another part, on the long-term increase in company net worth and the resultant improvement in stockholder value, and to maintain an appropriate balance between short- and long-range performance objectives over time.

         MicroTel's compensation programs consist of base salary, an annual incentive bonus, and the award of stock options and other equity-based incentives. Base salary is targeted to recognize each executive officer's unique value and historical contributions to the success of MicroTel in light of industry salary norms. The compensation committee reviews the compensation of the chief executive officer, and with the chief executive officer, the base compensation of all other executive officers, on an annual basis to assure that a competitive position is maintained.

         Any annual incentive bonus is based upon a comparison of actual performance against pre-established quantitative and qualitative performance objectives derived from MicroTel's business plan and operating budgets, which may include company, operating subsidiary/division and individual components.

         To further align the financial interests of our executive officers with those of MicroTel and its stockholders, our long-range executive incentive programs are primarily equity-based and provide the opportunity for our executive officers to earn stock options and consequently benefit, along with all stockholders, from performance-driven increases in share value. The compensation committee and/or the board of directors act as the manager of our option plans and perform functions that include selecting option recipients, determining the timing of option grant and whether options are incentive or non-qualified, and assigning the number of shares subject to each option, fixing the time and manner in which options are exercisable, setting option exercise prices and vesting and expiration dates, and from time to time adopting rules and regulations for carrying out the purposes of our plans.

         MicroTel also maintains other executive benefits that we consider necessary in order to offer fully competitive opportunities to its executive officers. These include, without limitation, 401(k) retirement savings plans, car allowances and employment agreements. The compensation committee continues to monitor and evaluate MicroTel's executive compensation system and its application throughout MicroTel's organization to assure that it continues to reflect MicroTel's compensation philosophy and objectives.

         MicroTel's employment contract with Carmine T. Oliva, Chairman and Chief Executive Officer, was renegotiated as of January 1, 2001. The agreement is based upon a five-year commitment, with three successive two-year automatic renewals, predicated upon a mutual agreement between MicroTel and Mr. Oliva at those times. Mr. Oliva's base salary is targeted to fairly recognize his unique leadership skills and management responsibilities compared to similarly positioned executives in the industry and general marketplace. The criteria for measurement include data available from objective, professionally-conducted market studies, integrated with additional competitive intelligence secured from a range of industry and general market sources.

         The compensation committee has determined that no increase in base salary for Mr. Oliva will be considered until MicroTel's cash flow can be significantly strengthened and maintained. However, Mr. Oliva, along with a limited number of other senior executives, was awarded a modest discretionary bonus, payable in installments in 2002, in recognition for his work in achieving a net profit of $271,000 from continuing operations in 2001 despite a general downturn in business activity in the telecommunications market during 2001 and MicroTel's incurrence of approximately $608,000 in legal and accounting fees in connection with a securities registration statement and amendments to various prior periodic reports.

         In order to assure strength and continuity in two critical executive positions other than MicroTel's chief executive officer position, the employment contract of Graham Jefferies, Executive Vice President and Chief Operating Officer, was renegotiated, and an initial contract was awarded to Randolph Foote, Senior Vice President and Chief Financial Officer. Both contracts became effective on July 2, 2001, and are based upon a three-year commitment with two successive one-year renewals, predicated upon mutual agreements between MicroTel and the individual executives at those times.

                                           Respectfully submitted,

                                           Executive Compensation and Management
                                           Development Committee
                                           MicroTel International, Inc.
                                           Robert B. Runyon, Chairman
                                           Laurence P. Finnegan, Member

AUDIT COMMITTEE REPORT

         The audit committee of the board of directors of MicroTel International, Inc. discussed with MicroTel's independent auditors all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." Prior to the inclusion and filing with the Securities and Exchange Commission of the audited consolidated financial statements in MicroTel's Annual Report on Form 10-K for the year ended December 31, 2001, the audit committee discussed with management and reviewed MicroTel's audited consolidated financial statements. In addition, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and MicroTel that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independent Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. Prior to the filing of the Form 10-K with the Securities and Exchange Commission, and based on the review and discussions referenced above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Form 10-K. The audit committee also recommended reappointment, subject to stockholder approval, of the independent auditors, and the board of directors concurred in such recommendation.

                                        Respectfully submitted,

                                        Audit Committee
                                        MicroTel International, Inc.
                                        Laurence P. Finnegan, Jr.

PRINCIPAL ACCOUNTING FIRM FEES

         The following table sets forth the aggregate fees billed or expected to be billed to us for services rendered to us for the year ended December 31, 2001 by our independent auditors, BDO Seidman, LLP:

        Audit Fees                                            $251,992 (1)
        Financial Information Systems Design and
        Implementation Fees                                         --
        All Other Fees                                        $293,290 (2)(3)
--------------------------
(1) Includes fees for the audit of our annual financial statements for the year ended December 31, 2001, and the reviews of the condensed financial statements included in our quarterly reports on Forms 10-Q for the year ended December 31, 2001.
(2) Includes fees for registration statements of $224,081, consulting and tax returns of $52,938, and fees for other non-audit services.
(3) The audit committee has considered whether the provision of these services is compatible with maintaining the auditor's independence.

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return on our common stock, based on its market price, with the cumulative total return on companies on the Nasdaq Stock Market (U.S.) and the Nasdaq Telecom Index, assuming reinvestment of dividends for the period beginning December 31, 1996 and ending December 31, 2001. This graph assumes that the value of the investment in our common stock and each of the comparison groups was $100 on December 31, 1996.

                                [printed graphic]


           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             CUMULATIVE TOTAL RETURN

                                  12/97        12/98         12/99         12/00         12/01
                                  -----        -----         -----         -----         -----
MicroTel International, Inc.    $ 100.00    $  43.75      $  29.20      $  20.00      $  20.67

Nasdaq Stock Market (U.S.)        122.48      172.68        320.89        193.01        153.15

Nasdaq Telecommunications         145.97      241.58        431.01        183.57        122.90

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of July 17, 2002, a total of 21,513,366 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock by:

         o each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;

         o    each of our directors and director nominees;

         o each named executive officer in the Summary Compensation Table contained elsewhere in this document; and

         o all of our directors, director nominees and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each security holder possesses sole voting and investment power with respect to all of the shares of common stock owned by such security holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a security holder and the percentage ownership of that security holder, shares of common stock subject to options, warrants or preferred stock held by that person that are currently exercisable or convertible or are exercisable or convertible into shares of common stock within 60 days after the date of the table are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.


                                                                          AMOUNT AND NATURE
               NAME AND ADDRESS                                             OF BENEFICIAL       PERCENT OF
            OF BENEFICIAL OWNER(1)                     TITLE OF CLASS     OWNERSHIP OF CLASS       CLASS
            ----------------------                     --------------     ------------------       -----

Orbit II Partners, L.P......................               Common            3,015,685 (2)        14.02%
Carmine T. Oliva............................               Common            1,509,938 (3)         6.89%
Fortune Fund Ltd. Seeker III................               Common            1,260,600 (4)         5.54%
Robert B. Runyon............................               Common              338,206 (5)         1.56%
Laurence P. Finnegan, Jr....................               Common              202,231 (6)          *
Graham Jefferies............................               Common              129,563 (7)          *
Randolph D. Foote...........................               Common               55,000 (8)          *
All executive officers, directors and director
   nominees as a group (5 persons)..........               Common            2,234,938 (9)         9.97%
---------------

*    Less than 1.00%

(1) Unless otherwise indicated, the address of each person in this table is c/o MicroTel International, Inc., 9485 Haven Avenue, Suite 100, Rancho Cucamonga, CA 91730. Messrs. Oliva, Jefferies and Foote are executive officers of MicroTel. Messrs. Oliva, Runyon and Finnegan are directors of MicroTel. Messrs. Oliva and Runyon are director nominees.

(2) Alan S. MacKenzie, Jr., David N. Marino and Joel S. Kraut are: the managing partners of Orbit II Partners, L.P., a broker-dealer and member of the American Stock Exchange; the managing members of MKM Partners, LLC, an NASD member firm and member of the Pacific Stock Exchange; and general partners of OTAF Business Partners, a general partnership that owns over 10% of the outstanding membership interests in Blackwood Securities, LLC, an NASD member firm. Excludes 7,500 shares of common stock held directly by Mr. MacKenzie. The address for Orbit II Partners, L.P. is 2 Rector Street, 16th Floor, New York, New York 10006.

(3) Includes 81,889 shares of common stock held individually by Mr. Oliva's spouse, 230,633 shares of common stock underlying options, 125,000 shares of common stock underlying warrants and 50,530 shares of common stock underlying Series A Preferred Stock.

(4) Includes 250,000 shares of common stock underlying warrants and 1,010,600 shares of common stock underlying Series A Preferred Stock. Patrick Siaretta, as fund manager, and Greg Fenlon, as fund administrator, each have voting power and investment power over the shares of common stock beneficially owned by Fortune Fund Ltd. Seeker III. The address for Mr. Siaretta is Avenida Republica do Libano, 331, 04501-000, Sao Paulo, SP Brazil. The address for Mr. Fenlon is Kaya Flamboyan #9, Willenstad, Curacao, Netherlands Antilles.

(5)  Includes 158,060 shares of common stock underlying options.

(6)  Includes 158,060 shares of common stock underlying options.

(7)  Includes 126,287 shares of common stock underlying options.

(8)  Includes 50,000 shares of common stock underlying options.

(9) Includes 125,000 shares of common stock underlying warrants, 723,040 shares of common stock underlying options, 81,889 shares of common stock held individually by Mr. Oliva's wife and 50,530 shares of common stock issuable upon conversion of Series A Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES A PREFERRED STOCK AND WARRANT TRANSACTIONS

         We sold an aggregate of 200 shares of Series A Preferred Stock for $10,000 per share to Fortune Fund Ltd. Seeker III, or Fortune Fund, Rana General Holding, Ltd., or Rana, and Resonance, Ltd., or Resonance. Fortune Fund, Rana and Resonance, or the Series A Original Holders, were institutional investors who participated in a private offering that had closings on June 29, 1998 and July 9, 1998. At the time of the closings, the shares of Series A Preferred Stock were convertible into common stock at the option of the Series A Original Holders at per share conversion prices of $10,000 divided by $0.9375 and $0.875, respectively, which prices were equal to $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the respective previous 40 trading days. The 200 shares of Series A Preferred Stock were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock at an exercise price of $1.25 per share.

         Between June 29, 1998 and November 3, 1998, the prices at which shares of our common stock were trading on the Nasdaq SmallCap Market generally had declined. Specifically, the closing bid price of a share of common stock on June 29, 1998 was $0.90625, and the closing bid price of a share of common stock on November 3, 1998 was $0.4375. Due to the decline in the prices at which shares of our common stock were trading, the number of shares into which a share of Series A Preferred Stock was convertible increased from 10,667 and 11,429 shares at June 29, 1998 and July 9, 1998, respectively, to 24,615 shares at November 3, 1998. To avoid further significant dilution to our common stockholders that could result from a continued decline in the trading prices of a share of our common stock, we entered into an agreement with the Series A Original Holders on November 3, 1998 that attempted to fix the conversion price of the Series A Preferred Stock so that each share of Series A Preferred Stock would be convertible into 20,000 shares of common stock.

         The November 3, 1998 agreement provided that we would revise the certificate of designations relating to the Series A Preferred Stock to provide that: (i) the conversion price would be fixed at $10,000 divided by $0.50 for so long as our common stock continued to be traded on the Nasdaq SmallCap Market and we did not conduct a reverse split of our outstanding common stock; and (ii) we would not exercise our redemption rights for the outstanding shares of Series A Preferred Stock for six months. The agreement also provided that the existing restriction on each Series A Original Holder's right to convert more than 20% of the aggregate number of shares of Series A Preferred Stock originally purchased by such holder in any 30-day period would be eliminated. Also, the agreement provided that we would replace the existing warrants, which warrants had an exercise price of $1.25 per share, with warrants that had an exercise price of $0.75 per share.

         We inadvertently failed to obtain the required approval of our common stockholders and to file an amended certificate of designations to effectuate the amendments to the certificate of designations that were contained in the November 3, 1998 agreement. However, between November 18, 1998 and March 26, 1999, the Series A Original Holders converted shares of Series A Preferred Stock into shares of common stock at the rate of 20,000 shares of common stock per share of Series A Preferred Stock, as agreed to in the November 3, 1998 agreement. Use of the $10,000 divided by $0.50 conversion price in four of the conversions resulted in the Series A Original Holders receiving an aggregate of 46,437 more shares of common stock than they would have received under the original conversion price formula that was contained in the certificate of designations. We have determined, however, that the excess shares were in fact validly issued under Delaware law.

         In May 1999, our common stock was delisted from the Nasdaq SmallCap Market due to a failure to meet Nasdaq's minimum closing bid price listing requirement, and our common stock began trading on the OTC Bulletin Board(R). Based upon the terms of the November 3, 1998 agreement, the conversion price of the Series A Preferred Stock reverted back to the floating conversion price shown in the certificate of designations, which conversion price was $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days prior to a conversion.

         Following the delisting of our common stock from the Nasdaq SmallCap Market, the trading prices of our common stock declined. We became concerned that continued use of the floating conversion price for the Series A Preferred Stock would cause substantial additional dilution to our common stockholders and that resale of a large volume of shares received upon conversion at the floating conversion price of the Series A Preferred Stock would result in further declines in the trading prices of shares of our common stock.

         Fortune Fund had informally indicated to us its willingness to establish a fixed conversion price and to hold its shares of Series A Preferred Stock as a long-term investment. On December 15, 1999, we entered into an agreement with Fortune Fund. Under the agreement, we and Fortune Fund agreed to the establishment of a fixed conversion price of $10,000 divided by $0.20 for the 20 shares of Series A Preferred Stock held by Fortune Fund. On December 15, 1999, the floating conversion price would have been $10,000 divided by $0.19 under the terms of the certificate of designations that was then in effect.

         Rana and Resonance had not indicated to us that they would be willing to continue to hold their shares of Series A Preferred Stock or their shares of common stock issued upon conversion of Series A Preferred Stock. Orbit II Partners, L.P., or Orbit, an institutional investor that had acquired 4.9% of our outstanding common stock, indicated to us that Orbit would be willing to purchase 34.5 of the shares of Series A Preferred Stock held by Rana and Resonance and hold any shares received upon conversion of those shares as a long-term investment, provided that Carmine T. Oliva, Samuel J. Oliva and Samuel
G. Oliva would purchase and hold for investment the remaining five shares of Series A Preferred Stock held by Rana and Resonance. Carmine T. Oliva is our President, Chief Executive Officer and Chairman of the Board. Samuel J. Oliva and Samuel G. Oliva are the brother and son, respectively, of Carmine T. Oliva.

         On December 23, 1999, we entered into agreements with Rana, Resonance, Orbit and the Olivas. Under the December 23, 1999 agreements, Rana and Resonance sold their respective remaining 12.5 and 27 shares of Series A Preferred Stock and accompanying warrants to purchase an aggregate of 197,500 shares of common stock to Orbit and the Olivas for an aggregate consideration of approximately $400,000 in cash. The agreements also provided for the establishment of a fixed conversion price of $10,000 divided by $0.1979, so that each share of Series A Preferred Stock was to be convertible into 50,530 shares of common stock. On December 23, 1999, each share of Series A Preferred Stock would have been convertible into approximately 52,632 shares of common stock at a per share conversion price of $10,000 divided by $0.19 if the December 23, 1999 modification to the conversion price had not occurred.

         In addition, the December 23, 1999 agreements provided that all of the outstanding warrants that had been issued to Rana and Resonance, including the Series A Warrants that were being transferred from Rana and Resonance to Orbit and the Olivas, would be replaced with warrants that had a per share exercise price that was reduced from $0.75 per share to $0.25 per share and an expiration date that was extended from May 22, 2001 to December 22, 2002.

         On December 23, 1999, our board of directors resolved by unanimous written consent that the warrant for the purchase of up to 250,000 shares of common stock that had been issued to Fortune Fund upon its purchase from us of shares of Series A Preferred Stock in the 1998 private placement would be replaced with a warrant that had a per share exercise price that was reduced from $0.75 per share to $0.25 per share and an expiration date that was extended from May 22, 2001 to December 22, 2002. This replacement was intended to provide Fortune Fund with warrants that had the same terms as the replacement warrants received by Rana, Resonance, Orbit and the Olivas under the December 23, 1999 agreements.

         We filed an amended certificate of designations with the Delaware Secretary of State to give effect to the December 1999 agreements by fixing the conversion price of the Series A Preferred Stock at $10,000 divided by $0.1979. However, because we inadvertently failed to obtain approval of our common stockholders for the amendment to the certificate of designations, the amendment was invalid under the Delaware General Corporation Law. However, on June 30, 2000, Orbit converted 34.5 shares of Series A Preferred Stock into 1,743,285 shares of common stock based upon the $10,000 divided by $0.1979 per share conversion price that we, Orbit and the other present and former holders of Series A Preferred Stock believed to be in effect. This conversion resulted in the issuance of 1,048,654 more shares of common stock than would otherwise have been issued upon conversion of the 34.5 shares of Series A Preferred Stock under the certificate of designations that was then in effect. We have determined, however, that the excess shares were in fact validly issued under Delaware law.

         In November 2000, we realized that the modifications to the conversion price of the Series A Preferred Stock were invalid because we had inadvertently failed to obtain common stockholder approval for the modifications to the certificate of designations and had also inadvertently failed to file an amendment reflecting the November 1998 modifications. Our board of directors distributed proxy materials requesting that holders of our common stock and Series A Preferred Stock approve an amendment to the certificate of designations that provided for a fixed conversion price of $10,000 divided by $0.1979 and an amendment to the certificate of incorporation that increased the authorized shares of common stock from 25,000,000 to 50,000,000. Our common and Series A Preferred stockholders approved the amendments at a special meeting that was held on January 16, 2001. We filed the amendments with the Delaware Secretary of State on January 22, 2001, so that after that date, each outstanding share of Series A Preferred Stock was convertible into 50,530 shares of common stock.

OTHER TRANSACTIONS

         We are or have been a party to employment and consulting arrangements with related parties, as more particularly described above under the headings "Compensation of Executive Officers," "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Compensation of Directors."

         In August 2000, Carmine T. Oliva and his spouse, Georgeann, provided a limited personal guarantee and a waiver of spouse equity rights in order to assist us in obtaining our credit facility with Wells Fargo Business Credit, Inc. Our board of directors believed it was advantageous for us to obtain a new credit line from a bank-related lending institution rather than from an independent asset lender such as our previous lender, Congress Financial Corporation. However, Wells Fargo Business Credit, Inc. was unwilling to provide us with the credit line unless Mr. Oliva provided the guarantee and Mrs. Oliva provided the waiver. In recognition of Mr. and Mrs. Oliva's agreement to risk their personal net worth to provide the guarantee and waiver despite significant risk based upon our prior history of losses, the executive compensation and management development committee of the board of directors awarded and paid Mr. Oliva special bonuses totalling an aggregate of $35,000. On January 26, 2001, Wells Fargo Business Credit, Inc. released the guarantee.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all reports that they file.

         Based solely upon a review of copies of the reports furnished to us during 2001 and thereafter, or any written representations received by us from directors, officers and beneficial owners of more than 10% of our common stock that no other reports were required, we believe that, during 2001, all Section 16(a) filing requirements applicable to our reporting persons were met.

                                   PROPOSAL 1
                         ELECTION OF CLASS III DIRECTORS

         Our bylaws provide that our board of directors shall consist of at least four directors. Our board is divided into three classes of directors:
Class I, Class II and Class III. The term of office of each class of directors is three years, with one class expiring each year at our annual meeting of stockholders.

         Our current board consists of one Class II director, Laurence P. Finnegan, whose term expires at our 2004 annual meeting, and two Class III directors, Carmine T. Oliva and Robert B. Runyon, whose terms expire at our 2002 annual meeting and who are named as nominees for election to serve a three-year term expiring at our 2005 annual meeting or until they are succeeded by other qualified directors who have been duly elected. We have one vacancy on our board and are in the process of locating a suitable candidate to fill the vacancy.

         The proxy holders intend to vote all proxies received by them for the above nominees unless instructions to the contrary are marked on the proxy card. If either Mr. Oliva or Mr. Runyon is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee or nominees designated by our present board. However, the proxy holders may not vote proxies for a greater number of persons than the number of nominees named on the proxy card.

REQUIRED VOTE OF STOCKHOLDERS AND BOARD RECOMMENDATION

         Directors are elected by a plurality vote of shares present in person or represented by proxy at the meeting. This means that the director nominee with the most votes for a particular slot on the board is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF CARMINE T. OLIVA AND ROBERT B. RUNYON AS CLASS III DIRECTORS.

                                  OTHER MATTERS

         The board knows of no matter to come before the annual meeting other than as specified in this proxy statement. If other business should, however, be properly brought before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proposals by stockholders that are intended for inclusion in our proxy statement and proxy card and to be presented at our next annual meeting must be received by us by March 26, 2003 in order to be considered for inclusion in our proxy materials relating to the next annual meeting. Such proposals shall be addressed to our chief financial officer and may be included in next year's annual meeting proxy materials if they comply with rules and regulations of the Securities and Exchange Commission governing stockholder proposals. For all other proposals by stockholders to be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not later than June 16, 2003. If a stockholder fails to notify us of any such proposal prior to that date, our management will be allowed to use its discretionary voting authority with respect to proxies held by management when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement.

                                  ANNUAL REPORT

         A copy of our annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available without charge by writing to: MicroTel International, Inc., 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730, Attention: Chief Financial Officer

         ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                          MICROTEL INTERNATIONAL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 23, 2002

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Carmine T. Oliva and Randolph D. Foote, or either of them individually, as the attorney, agent and proxy holder of the undersigned, with the power to appoint his substitute, to represent and vote, as designated below, all shares of common stock of MicroTel International, Inc. (the "Company") held of record by the undersigned at the close of business on July 17, 2002, at the 2002 annual meeting of stockholders to be held at the Company's headquarters located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730 on August 23, 2002, at 11:00 a.m. local time, and at any and all adjournments thereof. The Company's board of directors recommends a vote FOR each of the following proposals:

         1. ELECTION OF DIRECTORS.

            [ ]  FOR all nominees listed             [ ]  WITHHOLD AUTHORITY to
                 below, except as marked                  vote for all nominees
                 to the contrary below                    listed below

         (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list provided below.)

                      CARMINE T. OLIVA            ROBERT B. RUNYON

         2. In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

         THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE PROPOSALS INDICATED AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS. ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED IN CONNECTION WITH THE ACTIONS PROPOSED ON THIS PROXY CARD ARE HEREBY EXPRESSLY REVOKED. THIS PROXY CARD MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY ISSUANCE OF A SUBSEQUENT PROXY CARD OR BY VOTING AT THE ANNUAL MEETING IN PERSON. HOWEVER, A STOCKHOLDER WHO HOLDS SHARES THROUGH A BROKER OR OTHER NOMINEE MUST BRING A LEGAL PROXY TO THE MEETING IF THAT STOCKHOLDER DESIRES TO VOTE AT THE MEETING.

         Please mark, date, sign and return this proxy card promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                            DATED:

                                            ____________________________________
                                            (Signature of Stockholder(s))

                                            ____________________________________
                                            (Print Name(s) Here)

                                            ____________________________________
                                            Number of Common Shares

                                            [ ] PLEASE CHECK IF YOU ARE PLANNING
                                                TO ATTEND THE ANNUAL MEETING.